Exhibit 99.1

AgEagle Aerial Systems Announces Details for New

Manufacturing Facility in Wichita, Kansas

NEODESHA, Kan. – August 4, 2020 – (GLOBE NEWSWIRE) – AgEagle Aerial Systems Inc. (NYSE American: UAVS), an industry leading provider of UAVs and advanced aerial imagery, data collection and analytics solutions, today announced that it has finalized its site selection process and chosen its new leased manufacturing facility in Wichita, Kansas.

Located at 8863 E. 34th Street North near the Wichita Mid-Continent Airport, the new facility features 12,000 square feet of office and warehouse space. This facility will house AgEagle’s drone and subcomponent manaufacturing and assembly, along with its custom design, engineering and testing operations.

Upon completion of modest modifications to the space, the Company expects to commence its move from Neodesha, Kansas to the new facility in September.

Michael Drozd, Chief Executive Officer of AgEagle, noted, “We are very pleased to have completed the search for our new manufacturing home and believe we have chosen the ideal location, providing ample room for the planned scaling of our manufacturing operations. I’d like to express our appreciation to the State’s Department of Commerce, the Greater Wichita Partnership, the National Institute for Aviation Research at Wichita State University and the City of Wichita for their enthusiastic support of our decision to move to Wichita. We look forward to settling in quickly.”

About AgEagle Aerial Systems Inc.

Founded in 2010 and based in Kansas, AgEagle has earned distinction as one of the industry’s leading pioneers of technologically advanced drones and aerial imagery-based data collection and analytics solutions. We are trusted to help the world’s growers, consumer packaged goods companies and their supply chain partners to proactively assess and manage the health of commercial crops, reduce the chemicals in produced foods and products and preserve and protect natural resources. In addition, we are at the leading edge of providing state and territorial departments of agriculture, growers and processors with registration, oversight, compliance/enforcement, and reporting solutions relating to the United States’ emerging hemp cultivation industry. In late 2019, we began pursuing expansion opportunities within the emerging Drone Logistics and Transportation market with the manufacture and assembly of UAVs designed to meet specifications for drones that are meant to carry packaged goods in urban and suburban areas. For more information, please visit www.ageagle.com.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements involve risks and uncertainties that could negatively affect our business, operating results, financial condition and stock price. Factors that could cause actual results to differ materially from management’s current expectations include those risks and uncertainties relating to our competitive position, the industry environment, potential growth opportunities, and the effects of regulation and events outside of our control, such as natural disasters, wars or health epidemics. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations or any changes in events, conditions or circumstances on which any such statement is based, except as required by law.

Contacts:

Investor Relations

Gateway Investor Relations

Sean Mansouri or Cody Cree

Phone: 949-574-3860

Email: UAVS@gatewayIR.com

Press/Media Contact

Primo PR

Tara Coomans or Laura Nystrom

Phone: 424-278-9199

Email: media@ageagle.com